Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

ACCLARENT, INC.

Acclarent, Inc., a corporation organized and existing under the laws of the State of Delaware hereby certifies as follows:

FIRST: That the Board of Directors of said corporation adopted a resolution proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of said corporation (the “Restated Certificate”):

That the Restated Certificate is amended such that the first paragraph of Article Four is replaced in its entirety by the following:

FOUR. The corporation is authorized to issue two classes of stock to be designated Common Stock and Preferred Stock. The total number of shares of Common Stock which the corporation has authority to issue is Sixty Five Million (65,000,000), with par value of $0.001 per share. The total number of shares of Preferred Stock which the corporation has authority to issue is Thirty Eight Million Four Hundred Twenty Nine Thousand Two Hundred Fifty Seven (38,429,257), with par value of $0.001 per share, Fourteen Million Seventy One Thousand Four Hundred Eighty-Four (14,071,484) of which are designated as Series A Preferred Stock (“Series A Preferred”), Thirteen Million Three Hundred Fifty Seven Thousand Seven Hundred Seventy Three (13,357,773) of which are designated as Series B Preferred Stock (“Series B Preferred”) and Eleven Million (11,000,000) of which are designated as Series C Preferred Stock (“Series C Preferred”).

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the corporation has caused this certificate to be signed by its President and Chief Executive Officer, this 1st day of April, 2008.

By:	/s/ Bill Facteau
Bill Facteau,
President and Chief Executive Officer